Exhibit 99.1

For Release on July 26, 2012

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2012

FINANCIAL RESULTS

New York, NY – July 26, 2012 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the second quarter ended June 30, 2012.

Second Quarter Overview:

•	Membership attrition averaged 3.2% per month in both Q2 2012 and Q2 2011.

•	Total member count decreased 4,000 to 529,000 in Q2 2012.

•	Revenue increased 3.3% in Q2 2012 compared to Q2 2011.

•	Comparable club revenue increased 2.1% in Q2 2012 compared to an increase of 1.5% in Q2 2011.

•	Ancillary club revenue increased 6.0% in Q2 2012 compared to Q2 2011.

•

Diluted earnings per share were $0.23 in Q2 2012 compared to diluted loss per share of ($0.02) in Q2 2011, which included a ($0.16) per share charge, net of taxes, related to the Company’s refinancing of its debt and a ($0.02) per share discrete income tax charge.

•	EBITDA was $26.8 million in Q2 2012, an increase of $2.5 million, or 10.4%, when compared to Adjusted EBITDA of $24.3 million in Q2 2011 (Refer to the reconciliation that follows).

Robert Giardina, Chief Executive Officer of TSI, commented: “We are pleased to have once again driven improvements in our EBITDA and net income in the second quarter. The low attrition rate this quarter reflects the continued strength of our brands and operations. While our second quarter ancillary revenue growth was not as strong as we had anticipated, we continue to see this as a meaningful opportunity for the company and remain confident in our EBITDA and net debt reduction goals for 2012.”

Quarter Ended June 30, 2012 Financial Results:

Revenue (in thousands):

	Quarter Ended June 30,
	2012		2011
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$92,944	76.0%	$91,902	77.7%	1.1%
Joining fees	2,686	2.2%	1,534	1.3%	75.1%

Membership revenue	95,630	78.2%	93,436	79.0%	2.3%

Personal training revenue	17,625	14.4%	16,708	14.1%	5.5%
Other ancillary club revenue	7,549	6.2%	7,041	6.0%	7.2%

Ancillary club revenue	25,174	20.6%	23,749	20.1%	6.0%
Fees and other revenue	1,437	1.2%	1,100	0.9%	30.6%

Total revenue	$122,241	100.0%	$118,285	100.0%	3.3%

Total revenue for Q2 2012 increased $4.0 million, or 3.3%, compared to Q2 2011. Revenue at clubs operated for over 12 months (“comparable club revenue”) increased 2.1% in Q2 2012 compared to Q2 2011. Memberships in our comparable clubs increased 1.5% with ancillary club revenue, initiation fees and other revenue increasing 2.2%. These increases were partially offset by a 1.6% decrease in the price of our dues and fees.

Operating expenses:

	Quarter Ended June 30,
	2012	2011	Expense % Variance

	Expense % of Revenue
Payroll and related	37.0%	38.1%	0.4%
Club operating	36.5%	36.7%	2.8%
General and administrative	5.0%	5.2%	0.6%
Depreciation and amortization	10.2%	11.1%	(5.8)%

Operating expenses	88.7%	91.1%	0.6%

Total operating expenses increased $678,000, or 0.6%, in Q2 2012 compared to Q2 2011. Operating margin was 11.3% for Q2 2012 compared to 8.9% in Q2 2011.

Payroll and related. Payroll and related expenses increased $179,000, or 0.4%, to $45.3 million in Q2 2012 compared to $45.1 million in Q2 2011, driven by payroll related to ancillary revenue growth.

Club operating. Club operating expenses increased $1.2 million, or 2.8%, to $44.6 million in Q2 2012 compared to $43.4 million in Q2 2011 primarily due to increases in occupancy related expenses.

Depreciation and amortization. Depreciation and amortization expense for Q2 2012 decreased primarily due to a modest decline in our depreciable fixed asset base.

Loss on extinguishment of debt in Q2 2011 totaled $4.9 million resulting from our debt refinancing on May 11, 2011. We incurred $2.5 million of call premium on the Senior Discount Notes together with the write-off of $2.4 million of net deferred financing costs related to the debt extinguishment. There was no loss on extinguishment of debt in Q2 2012.

Net income for Q2 2012 was $5.4 million compared to net loss of $410,000 for Q2 2011, which included loss on extinguishment of debt, net of taxes, of $2.8 million and incremental interest expense reflecting the 30 day call period on our 11% Senior Discount Notes of $855,000, net of taxes. Also in Q2 2011, we recorded $549,000 of discrete income tax charges.

Cash flow from operating activities for the six months ended June 30, 2012 totaled $35.0 million, a decrease of $54,000 from the corresponding period in 2011, driven by reductions in cash flows resulting from the timing of payments and collections made associated with prepaid expenses and deferred revenues, partially offset by the overall increase in earnings.

Third Quarter 2012 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the third quarter of 2012 includes the following:

•

Revenue for Q3 2012 is expected to be between $119.0 million and $120.0 million versus $116.1 million for Q3 2011. As percentages of revenue, we expect Q3 2012 payroll and related expenses to be approximately 37.8% and club operating expenses to approximate 37.8%. We expect general and administrative expenses to approximate $6.8 million, depreciation and amortization to approximate $12.5 million and net interest expense to approximate $5.6 million.

•

We expect net income for Q3 2012 to be between $2.5 million and $3.0 million, and diluted earnings per share to be in the range of $0.10 per share to $0.13 per share, assuming a 39% effective tax rate and 24.0 million weighted average fully diluted shares outstanding.

•	We estimate that EBITDA will approximate $23.0 million in Q3 2012.

Investing Activities Outlook:

For the year ending December 31, 2012, we currently plan to invest between $24.0 million to $26.0 million in capital expenditures compared to $30.9 million of capital expenditures in 2011. This amount includes approximately $500,000 to $1.0 million related to potential 2013 club openings, approximately $18.0 million to $19.0 million to continue upgrading existing clubs, and approximately $2.0 million to $3.0 million principally related to major renovations at clubs with recent lease renewals and to upgrade our in-club entertainment system network. We also expect to invest approximately $2.5 million to $3.0 million to enhance our management information systems. These capital expenditures will be funded by cash flow provided by operations and available cash on hand.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Third Quarter 2012 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of June 30, 2012, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 529,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Thursday, July 26, 2012 at 4:30 PM (Eastern) to discuss the second quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning July 27, 2012.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2012 and December 31, 2011

(All figures in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$56,804	$47,880
Accounts receivable, net	7,675	5,857
Inventory	263	290
Prepaid corporate income taxes	—	73
Deferred tax assets, net	20,778	20,218
Prepaid expenses and other current assets	11,010	10,599

Total current assets	96,530	84,917
Fixed assets, net	269,304	286,041
Goodwill	32,779	32,799
Deferred tax assets, net	14,304	19,782
Deferred membership costs	11,144	10,117
Other assets	16,066	15,886

Total assets	$440,127	$449,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,000	$25,507
Accounts payable	5,864	9,180
Accrued expenses	27,127	26,575
Accrued interest	355	950
Corporate income taxes payable	754	—
Deferred revenue	42,570	40,822

Total current liabilities	91,670	103,034
Long-term debt	253,179	263,487
Deferred lease liabilities	63,415	65,119
Deferred revenue	7,990	5,338
Other liabilities	11,699	12,210

Total liabilities	427,953	449,188
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	(17,379)	(19,934)
Accumulated other comprehensive income	1,249	1,251
Retained earnings	28,281	19,014

Total stockholders’ equity	12,174	354

Total liabilities and stockholders’ equity	$440,127	$449,542

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2012 and 2011

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Club operations	$120,804	$117,185	$242,538	$232,777
Fees and other	1,437	1,100	2,615	2,213

	122,241	118,285	245,153	234,990

Operating Expenses:
Payroll and related	45,280	45,101	92,639	90,353
Club operating	44,611	43,385	89,742	87,487
General and administrative	6,135	6,096	12,068	13,516
Depreciation and amortization	12,419	13,185	25,279	26,187

	108,445	107,767	219,728	217,543

Operating income	13,796	10,518	25,425	17,447
Loss on extinguishment of debt	—	4,865	—	4,865
Interest expense	5,554	6,621	11,485	12,203
Interest income	(8)	(19)	(18)	(90)
Equity in the earnings of investees and rental income	(632)	(611)	(1,220)	(1,255)

Income (loss) before provision for corporate income taxes	8,882	(338)	15,178	1,724
Provision for corporate income taxes	3,465	72	5,911	601

Net income (loss)	$5,417	$(410)	$9,267	$1,123

Earnings (loss) per share:
Basic	$0.23	$(0.02)	$0.40	$0.05
Diluted	$0.23	$(0.02)	$0.39	$0.05

Weighted average number of shares used in calculating earnings (loss) per share:
Basic	23,293,228	22,799,816	23,205,628	22,755,651
Diluted	24,019,116	22,799,816	23,933,660	23,211,425

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$9,267	$1,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,279	26,187
Loss on extinguishment of debt	—	4,865
Call premium on redemption of Senior Discount Notes	—	(2,538)
Amortization of debt discount	192	52
Amortization of debt issuance costs	575	553
Non-cash rental expense, net of non-cash rental income	(2,377)	(2,082)
Share-based compensation expense	570	658
Decrease in deferred tax asset	4,915	1,020
Net change in certain operating assets and liabilities	(2,295)	8,132
Increase in deferred membership costs	(1,027)	(2,237)
Landlord contributions to tenant improvements	995	149
Decrease in insurance reserves	(1,332)	(984)
Other	266	184

Total adjustments	25,761	33,959

Net cash provided by operating activities	35,028	35,082

Cash flows from investing activities:
Capital expenditures	(7,087)	(11,719)

Net cash used in investing activities	(7,087)	(11,719)

Cash flows from financing activities:
Principal payments on 2011 Term Loan Facility	(21,007)	(750)
Proceeds from exercise of stock options	2,011	225
Tax benefit from stock option exercises	—	56
Proceeds from 2011 Senior Credit Facility, net of original issue discount	—	297,000
Debt issuance costs	—	(8,065)
Repayment of 2007 Term Loan Facility	—	(178,063)
Repayment of Senior Discount Notes	—	(138,450)

Net cash used in financing activities	(18,996)	(28,047)
Effect of exchange rate changes on cash	(21)	393

Net increase (decrease) in cash and cash equivalents	8,924	(4,291)
Cash and cash equivalents beginning of period	$47,880	$38,803

Cash and cash equivalents end of period	$56,804	$34,512

Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	$(1,823)	$(1,188)
Decrease (increase) in inventory	27	(50)
(Increase) decrease in prepaid expenses and other current assets	(1,007)	3,226
Decrease in accounts payable, accrued expenses and accrued interest	(5,177)	(3,337)
Change in prepaid corporate income taxes and corporate income taxes payable	829	558
Increase in deferred revenue	4,856	8,923

Net change in certain operating assets and liabilities	$(2,295)	$8,132

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA and EBITDA

For the Three Months Ended June 30, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Three Months Ended June 30
	2012	2011
Net cash provided by operating activities	$18,624	$9,674
Interest expense, net of interest income	5,546	6,602
Provision for corporate income taxes	3,465	72
Changes in operating assets and liabilities	844	4,462
Call premium on Senior Discount Notes	—	2,538
Amortization of debt discount	(95)	(52)
Amortization of debt issuance costs	(287)	(271)
Share-based compensation expense	(241)	(310)
Landlord contributions to tenant improvements	(332)	—
Non-cash rental expense, net of non-cash rental income	1,518	962
Decrease in insurance reserves	743	654
Decrease in deferred tax asset	(2,502)	(502)
Increase in deferred membership costs	277	1,037
Other	(713)	(552)

Adjusted EBITDA	26,847	24,314
Loss on extinguishment of debt	—	(4,865)

EBITDA	$26,847	$19,449

Note:	We define Adjusted EBITDA as EBITDA excluding loss on extinguishment of debt and any fixed asset or goodwill impairments. For the quarter ended June 30, 2012 we did not incur any loss on extinguishment of debt or any fixed asset or goodwill impairments, as a result, EBITDA and Adjusted EBITDA are identical. For the quarter ended June 30, 2011, we incurred $4.9 million on loss on extinguishment of debt resulting from our debt refinancing on May 11, 2011 comprised of a $2.5 million call premium on our Senior Discount Notes together with a write-off of $2.4 million of net deferred financing costs related to the debt extinguishment.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Three Months Ended September 30, 2012 and 2011

(All figures in thousands)

(Unaudited)

	Estimated Q3 2012	Q3 2011
Net cash provided by operating activities	$16,000	$18,158
Interest expense, net of interest income	5,600	6,017
Provision for corporate income taxes	1,800	1,194
Changes in operating assets and liabilities	700	(3,410)
Amortization of debt discount	(96)	(97)
Amortization of debt issuance costs	(287)	(287)
Share-based compensation expense	(225)	(267)
Landlord contribution to tenant improvements	—	(562)
Non-cash rental expense, net of non-cash rental income	1,100	935
Decrease in deferred tax asset	(2,500)	(2,241)
Decrease in insurance reserves	200	527
Increase in deferred member costs	300	1,321
Other	408	507

EBITDA	$23,000	$21,795

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt and any fixed asset or goodwill impairments. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.4 million in the quarter ended June 30, 2012. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility.

•

Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•

The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.